Exhibit 99.1

Hercules Offshore Announces Officer Changes

HOUSTON, March 13, 2007 — Hercules Offshore, Inc. (Nasdaq: HERO) announced today that it has appointed Lisa W. Rodriguez as the company’s Senior Vice President and Chief Financial Officer. Ms. Rodriguez replaces Steven A. Manz, who suffered a stroke on December 28, 2006 as previously reported by the company. Since January 4, Ms. Rodriguez has performed the duties of Chief Financial Officer on an interim basis. Mr. Manz will remain with the company and has been appointed to the position of Senior Vice President—Planning and Corporate Development. In such capacity, Mr. Manz will be responsible for seeking out and analyzing strategic business opportunities, including strategic alliances and mergers and acquisitions, for the company.

Randy Stilley, CEO and President of the company, stated, “Though we are all encouraged by Steve’s progress in his recovery, the Board of Directors and senior management of the company, including Steve, determined that it is in the company’s and Steve’s best interests to appoint a replacement CFO. We are very fortunate that Lisa has accepted this role. Our management team has worked closely with Lisa since year-end, and we are confident in her abilities and her leadership. We also look forward to Steve taking on his new responsibilities. Since the company was formed, we have focused on growth through acquisitions, and Steve’s proven talents in identifying attractive strategic growth opportunities will be important to the company as we continue down this path. Both Lisa and Steve will be important contributors to the success and growth of our company in their new positions.”

Headquartered in Houston, Hercules Offshore operates a fleet of nine jackup drilling rigs and 64 liftboats. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

SOURCE:	Hercules Offshore, Inc.

03/13/2007

CONTACT:	Stephen M. Butz, Vice President and Treasurer of Hercules Offshore, Inc.
+1-713-979-9832/